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                                                                    Exhibit 99.1

S&K Logo                      N E W S   R E L E A S E
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                              AMERICA'S MEN'S STORE
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
P. O. Box 31800            Company Contact:   Robert E. Knowles         NASDAQ Trading Symbol:
Richmond, VA 23294-1800    ---------------    Chief Financial Officer   SKFB
                                              (804) 346-2500
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FOR IMMEDIATE RELEASE

                 S & K FAMOUS BRANDS ANNOUNCES STEWART M. KASEN,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER,
               PLANS TO PURCHASE UP TO $1 MILLION IN COMPANY STOCK

Richmond, VA, August 23, 2002--S&K Famous Brands, Inc. (NASDAQ:SKFB; www.skmenswear.com) today announced that Stewart M. Kasen, President and Chief Executive Officer of S&K Famous Brands, Inc., established a trading plan that calls for the purchase of up to $1,000,000 worth of S&K's shares starting August 27, 2002 subject to certain conditions and modifications.

Mr. Kasen said, "As the new President and Chief Executive Officer of the Company, it is my desire to increase my ownership of the Company's shares, particularly in view of the market's current valuation of S&K. I believe my increased stake in the Company will more closely align me with S&K's shareholders and demonstrates my confidence in the Company's future."

Mr. Kasen's trading plan is being executed under Rule 10b5-1 of the Securities Exchange Act of 1934 and will expire on November 26, 2002, unless terminated earlier in accordance with the terms of the trading plan. Rule 10b5-1 permits officers, directors and other "insiders" of public companies to adopt, at a time when they are not in possession of material nonpublic information, predetermined written plans for trading specified amounts of company stock. Such plans may serve to minimize the market effect of stock transactions by spreading them out over an extended period of time, and avoid concerns about initiating stock transactions at a time when there may be material nonpublic information.

S&K Famous Brands, Inc. is a retailer of value-priced menswear operating 235 stores in 27 states reaching from the East Coast to Texas and from Maine to Florida. S&K offers a complete line of men's apparel generally priced 20-40% below department store and specialty store regular prices. For more information, go to our Web site at www.skmenswear.com.


Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the value-priced men's apparel industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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